CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$10,000,000	$1,162.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)
Pursuant to Rule 457(p) under the Securities Act, the $258,524.14 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $1,162.00 is offset against the registration fee due for this offering and of which $257,362.14 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.  See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Citigroup Inc.	April 27, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0498 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Callable Fixed to Floating Rate Notes Due April 30, 2035
Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index
•
The notes offered by this pricing supplement will pay interest in Year 1 at a fixed rate of 10.00% per annum.  In Year 2 to maturity, interest will accrue on the notes during each monthly accrual period at the relevant contingent rate for that accrual period, but only for each day during that accrual period on which the accrual condition is satisfied.  We have the right to call the notes for mandatory redemption quarterly beginning one year after issuance.

•
The relevant contingent rate for each monthly accrual period will be based on the modified CMS spread as determined on the CMS spread determination date for that accrual period multiplied by a leverage factor, subject to a maximum of 10.00% per annum and a minimum of 0.00% per annum. The CMS spread is the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”), and the modified CMS spread is the CMS spread minus 0.875%. The relevant contingent rate is referred to as “contingent” because the notes will accrue interest at that rate only on days when the accrual condition is satisfied.  The accrual condition will be satisfied on a given day only if the closing levels of both the S&P 500® Index and the Russell 2000® Index (the “underlying indices”) on that day are greater than or equal to the respective accrual barrier levels specified below.  Investors in the notes will therefore be subject to risks associated with fluctuations in the CMS spread and in each of the underlying indices.  Investors in the notes may be negatively affected by adverse movements in any one of the CMS spread, the level of the S&P 500® Index or the level of the Russell 2000® Index, regardless of the performance of the others.

•
The notes are unsecured senior debt securities issued by Citigroup Inc.  Investors in the notes must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations.  All payments on the notes are subject to the credit risk of Citigroup Inc.

KEY TERMS
Aggregate stated principal amount:	$10,000,000
Stated principal amount:	$1,000 per note
CMS spread:	On any CMS spread determination date, CMS30 minus CMS2, each as determined on that CMS spread determination date
Modified CMS spread:	The CMS spread minus 0.875%
Underlying indices:	S&P 500® Index and Russell 2000® Index
Pricing date:	April 27, 2015
Issue date:	April 30, 2015
Maturity date:	Unless earlier redeemed, April 30, 2035
Payment at maturity:	Unless earlier redeemed, $1,000 per note plus the coupon payment due at maturity, if any
Coupon payments:
On each coupon payment date during the first year following issuance of the notes (ending in April 2016), the notes will pay a fixed coupon at a rate of 10.00% per annum, regardless of the CMS spread or the levels of the underlying indices.
On each coupon payment date after the first year (beginning in May 2016), you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date.  The variable coupon rate for any coupon payment date after the first year will be determined as follows:

	relevant contingent rate per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period
If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full relevant contingent rate, and if there are no accrual days in a given accrual period, the variable coupon rate for the related coupon payment date will be 0.00%.

Relevant contingent rate:
The relevant contingent rate for any coupon payment date after the first year following issuance of the notes means:
•    In Years 2 through 5 (beginning with the coupon payment date in May 2016 and ending on the coupon payment date in April 2020):
10.00 × the modified CMS spread as of the CMS spread determination date for the related accrual period, subject to a minimum contingent rate of 0.00% per annum and a maximum contingent rate of 10.00% per annum
•    In Year 6 through maturity (beginning with the coupon payment date in May 2020):
20.00 × the modified CMS spread as of the CMS spread determination date for the related accrual period, subject to a minimum contingent rate of 0.00% per annum and a maximum contingent rate of 10.00% per annum
If the CMS spread for any accrual period is less than or equal to 0.875%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date.  The relevant contingent rate will in no event exceed 10.00% per annum.

Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:
The accrual condition will be satisfied on an elapsed day only if the closing levels of both underlying indices are greater than or equal to their respective accrual barrier levels on that elapsed day. See “Additional Information” below.

Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000	$35	$965
Total:	$10,000,000	$350,000	$9,650,000
(Key Terms continued on next page)
(1) On the date of this pricing supplement, the estimated value of the notes is $918.10 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.
(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, will receive an underwriting fee of $35 for each $1,000 note sold in this offering. Certain selected dealers, including Morgan Stanley & Co. LLC, and their financial advisors will collectively receive from CGMI a fixed selling concession of $35 for each $1,000 note they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the following documents, which can be accessed via the following hyperlinks: Product Supplement No. IE-06-02 dated November 13, 2013       Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

KEY TERMS (CONTINUED)
Determination of coupon payment amounts:	On each coupon payment date, the coupon payment amount per note will equal (i) $1,000 multiplied by the applicable fixed or variable coupon rate per annum divided by (ii) 12.
Coupon payment dates:	The 30th day of each month, or the last day of the month in the case of February, and beginning on May 30, 2015
Accrual period:
For each coupon payment date after the first year following issuance of the notes, the related accrual period is the period from and including the immediately preceding coupon payment date to but excluding such coupon payment date

CMS spread determination date:	For any accrual period commencing on or after April 30, 2016, the second U.S. government securities business day prior to the first day of that accrual period
Initial index levels:	For the S&P 500® Index: 2,108.92, the closing level of the S&P 500® Index on the pricing date For the Russell 2000® Index: 1,252.70, the closing level of the Russell 2000® Index on the pricing date
Accrual barrier levels:	For the S&P 500® Index: 1,054.46, 50.00% of the initial index level of the S&P 500® Index For the Russell 2000® Index: 626.35, 50.00% of the initial index level of the Russell 2000® Index
Early redemption:
Beginning April 30, 2016, we have the right to redeem the notes, in whole and not in part, on any redemption date upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your notes plus the coupon payment due on the date of redemption, if any

Redemption dates:	The 30th day of each January, April, July and October, beginning April 30, 2016
CUSIP / ISIN:	1730T07K9 / US1730T07K94

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable monthly coupon payment you receive. These events and their consequences are described in the accompanying product supplement in the section “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Although the accompanying product supplement contemplates only a single underlying index, the notes are linked to two underlying indices.  Each of the provisions in the accompanying product supplement referring to the underlying index shall apply separately to each of the underlying indices to which the notes are linked.  For purposes of the notes, the term “scheduled trading day” shall mean a day that is a scheduled trading day, as defined separately for each underlying index, for both of the underlying indices.

Additional terms relating to the accrual condition. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if the closing level of either underlying index is not available for any reason on that day (including weekends and holidays), the closing level of such underlying index will be assumed to be the same as on the immediately preceding elapsed day.  In addition, for all elapsed days from and including the fourth-to-last scheduled trading day in an accrual period to and including the last elapsed day of that accrual period, the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.

Hypothetical Examples

The table below presents hypothetical examples of the variable coupon rate for a coupon payment date occurring after the first year following issuance of the notes based on a limited set of hypothetical CMS spread values on the relevant CMS spread determination date and a limited set of hypothetical numbers of accrual days during the relevant accrual period.  For illustrative purposes only, the table assumes an accrual period that contains 30 elapsed days, that the notes have not previously been redeemed and that the hypothetical coupon payment date occurs during years 2 through 5 following issuance of the notes.  The actual coupon payment for any coupon payment date after the first year will depend on the actual number of accrual days and elapsed days during the related accrual period and the actual CMS spread on the CMS spread determination date for that accrual period.  The variable coupon rate for each accrual period will apply only to that accrual period.  The figures below have been rounded for ease of analysis.

April 2015	PS-2

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Hypothetical CMS Spread*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***
		Hypothetical Number of Accrual Days in Accrual Period****
		0	5	10	15	20	25	30
-1.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
-0.750%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
-0.500%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
-0.250%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
0.250%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
0.500%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
0.750%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
0.875%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
1.000%	1.250%	0.000%	0.208%	0.417%	0.625%	0.833%	1.042%	1.250%
1.250%	3.750%	0.000%	0.625%	1.250%	1.875%	2.500%	3.125%	3.750%
1.500%	6.250%	0.000%	1.042%	2.083%	3.125%	4.167%	5.208%	6.250%
1.750%	8.750%	0.000%	1.458%	2.917%	4.375%	5.833%	7.292%	8.750%
2.000%	10.000%	0.000%	1.667%	3.333%	5.000%	6.667%	8.333%	10.000%
2.250%	10.000%	0.000%	1.667%	3.333%	5.000%	6.667%	8.333%	10.000%
2.500%	10.000%	0.000%	1.667%	3.333%	5.000%	6.667%	8.333%	10.000%
2.750%	10.000%	0.000%	1.667%	3.333%	5.000%	6.667%	8.333%	10.000%
_______________________________

* Hypothetical CMS spread = (CMS30 – CMS2), where CMS30 and CMS2 are determined on the second U.S. government securities business day prior to the beginning of the applicable accrual period

** Hypothetical relevant contingent rate per annum for the accrual period = 10.00 × (hypothetical CMS spread – 0.875%), subject to a minimum contingent rate of 0.00% per annum and a maximum contingent rate of 10.00% per annum

*** The hypothetical variable coupon rate per annum is equal to (i) the hypothetical relevant contingent rate per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period divided by (b) 30. The hypothetical variable monthly coupon payment per note would then be equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum divided by (ii) 12.

**** An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the closing levels of both underlying indices are greater than or equal to their respective accrual barrier levels)

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the CMS spread and each of the underlying indices.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
The notes offer a variable coupon rate after the first year following issuance, and you may not receive any coupon payment on one or more coupon payment dates.  Any variable coupon payment you receive will be paid at a per annum rate equal to the relevant contingent rate for the applicable coupon payment date only if the accrual condition is satisfied on each elapsed day during the related accrual period.  The accrual condition will be satisfied on any elapsed day only if the closing level of each underlying index on that elapsed day is greater than or equal to its respective accrual barrier level.  If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is

April 2015	PS-3

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

less, and possibly significantly less, than the relevant contingent rate.  If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date.  Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full relevant contingent rate.  Furthermore, because the relevant contingent rate is itself a floating rate determined by reference to the CMS spread, the notes are subject to an additional contingency associated with the CMS spread.  The relevant contingent rate will vary based on fluctuations in the CMS spread.  If the CMS spread narrows, the relevant contingent rate will be reduced.  The relevant contingent rate may be as low as zero for any coupon payment date.  If the relevant contingent rate is zero for any coupon payment date, you will not receive any variable coupon payment on that coupon payment date even if the accrual condition is satisfied on each elapsed day in the related accrual period.  Thus, the notes are not a suitable investment for investors who require regular fixed income payments.

▪
Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive below-market or no variable coupon payments after the first year of the term of the notes.  This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return.  You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪
The relevant contingent rate may decline, possibly to 0.00%, if short-term interest rates rise. The relevant contingent rate will depend on the difference, or “spread”, between the 30-year constant maturity swap rate and the 2-year constant maturity swap rate.  Although there is no single factor that determines the spread between two constant maturity swap rates, the spread has historically tended to fall when short-term interest rates rise.  Short-term interest rates have historically been highly sensitive to the monetary policy of the Federal Reserve Board.  Accordingly, one significant risk assumed by investors in the notes is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread.  In that event, the relevant contingent rate would be reduced, and may be 0.00%, and the floating rate payable on the notes would also decline significantly, possibly to 0.00%.  It is important to understand, however, that short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates.  Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors.

▪
The CMS spread applicable to any interest period will be reduced by 0.875%.  When determining the floating interest rates payable after the first year, 0.875% will be deducted from the level of the CMS spread on the relevant CMS spread determination date to determine the modified CMS spread. The calculation of the relevant contingent rate is based on the modified CMS spread, not the CMS spread.  At any time when the CMS spread is less than or equal to 0.875%, the modified CMS spread will be less than or equal to 0.00%, and no interest will be payable on the notes.

▪
The relevant contingent rate on the notes may be lower than other market interest rates.  The relevant contingent rate on the notes will not necessarily move in line with general U.S. market interest rates or even CMS rates and, in fact, may move inversely with general U.S. market interest rates. For example, if there is a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the CMS spread will decrease, as will the relevant contingent rate.  Accordingly, the notes are not appropriate for investors who seek floating interest payments based on general market interest rates.

▪
The higher potential yield offered by the notes is associated with greater risk that the notes will pay a low or no coupon on one or more coupon payment dates. After the first year following issuance of the notes, the notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity.  You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities.  These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the notes that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity.  The volatility of the CMS spread and the underlying indices are important factors affecting this risk.  Greater expected volatility of the CMS spread and/or the underlying indices as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that, after the first year, you will receive low or no coupon payments on the notes.

▪
The notes are subject to risks associated with the CMS spread and each of the underlying indices and may be negatively affected by adverse movements in any one of the CMS spread or either underlying index, regardless of the performance of the others.  The amount of any variable coupon payments you receive will depend on the performance of the CMS spread and each of the underlying indices.  If the CMS spread is low, causing the relevant contingent rate to be low or zero, the notes will pay a low or no coupon even if the closing levels of the underlying indices are consistently greater than their respective accrual barrier levels.  Conversely, even if the CMS spread is high, causing the relevant contingent rate to be high, the notes will pay no coupon if the closing level of either of the underlying indices is less than its respective accrual barrier level.  Moreover, if the closing level of either one of the underlying indices is less than its respective accrual barrier level, the accrual condition will not be satisfied, and no interest will accrue on the notes, even if the closing level of the other underlying index is significantly greater than its accrual barrier level.  Accordingly, you will be subject to risks associated with the CMS spread and each of the underlying indices, and your return on the notes will depend significantly on the relationship between such risks over the term of the notes.  If any one performs

April 2015	PS-4

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

sufficiently poorly, you may receive low or no variable coupon payments for an extended period of time, or even throughout the entire period following the first year of the term of the notes, even if the others perform favorably.

▪
Because the accrual condition depends on the performance of the worst performing underlying index, you are exposed to greater risks of receiving no variable coupon payments after the first year than if the notes were linked to just one underlying index.  The risk that you will receive no variable coupon payment on one or more coupon payment dates after the first year is greater if you invest in the notes as opposed to substantially similar securities that are linked to the performance of just one underlying index.  With two underlying indices, it is more likely that either underlying index will close below its respective accrual barrier level on any day during an accrual period than if the notes were linked to only one underlying index.

▪
The notes may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive variable coupon payments if the CMS spread and the underlying indices perform favorably.  In determining whether to redeem the notes, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the notes in the future.  If we call the notes for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests.  We are more likely to redeem the notes at a time when the CMS spread and underlying indices are performing favorably from your perspective and when we expect them to continue to do so.  Therefore, although the notes offer variable coupon payments after the first year following issuance of the notes with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the notes are paying that higher rate and we expect them to continue to do so, it is more likely that we would redeem the notes.  Accordingly, the redemption feature of the notes is likely to limit the benefits you receive from the variable coupon payments.  If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.  Alternatively, if the CMS spread and/or either underlying index is performing unfavorably from your perspective or when we expect it to do so in the future, we are less likely to call the notes, so that you may continue to hold notes paying below-market or no interest for an extended period of time.

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If the closing level of either underlying index is not available for any reason on an elapsed day (including weekends and holidays), the closing level of that underlying index will be the same as on the immediately preceding elapsed day. With respect to an elapsed day on which the closing level of either underlying index is not available, the closing level of that underlying index for that day will be deemed to be the closing level of that underlying index for the immediately preceding elapsed day on which the closing level of that underlying index is available and the relative weighting of such immediately preceding elapsed day will be magnified for purposes of determining whether such elapsed day qualifies as an accrual day. Under these circumstances, if an immediately preceding elapsed day is not an accrual day, each successive day on which the closing level of that underlying index is not available will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable coupon payment.

▪	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

▪
The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity.  Accordingly, an investor must be prepared to hold the notes until maturity.

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Sale of the notes prior to maturity may result in a loss of principal.  You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

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The notes may be riskier than notes with a shorter term.  The notes have a 20-year term, subject to our right to call the notes for mandatory redemption after the first year of the term of the notes.  By purchasing notes with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased notes with a shorter term.  Specifically, after the first year following issuance of the notes, you will be negatively affected if the CMS spread decreases or if the closing levels of the underlying indices fall below their respective accrual barrier levels.  If either (i) the CMS spread decreases to a value that is less than 0.875% per annum or (ii) the closing level of either underlying index is less than its respective accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

▪
The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price.  The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging

April 2015	PS-5

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

our obligations under the notes.  These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you.  The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes.  See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the notes was determined for us by our affiliate using proprietary pricing models.  CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying indices and the CMS spread, the correlation among the underlying indices and the CMS spread, dividend yields on the stocks that constitute the underlying indices and interest rates.  CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes.  Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes.  You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪
The estimated value of the notes would be lower if it were calculated based on our secondary market rate.  The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes.  Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the coupon that is payable on the notes.

▪
The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market.  Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used.  In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪
The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying indices and the CMS spread and a number of other factors, including the dividend yields on the stocks that constitute the underlying indices, expectations of future values of CMS30 and CMS2, the level of general market interest rates, the positive or negative correlation among the CMS spread and the underlying indices, the time remaining to maturity of the notes and our creditworthiness, as reflected in our secondary market rate.  You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Notes” in this pricing supplement.

▪
The notes will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪
The relevant contingent rate is subject to risks affecting the CMS spread.  The relevant contingent rate will vary based on fluctuations in CMS30, CMS2 and the CMS spread.  Accordingly, you may not receive any coupon payment on one or more coupon payment dates. CMS rates, such as CMS30 and CMS2, are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates over the period of time covered by CMS30 and CMS2;

•	current market expectations about inflation over the period of time relevant to the applicable CMS30 and CMS2;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

April 2015	PS-6

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

•	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

The CMS spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally.  However, the variable coupon rate on the notes will depend not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS30 and CMS2 differently.  For example, if the relevant economic factors lead to a general increase in CMS rates but shorter-term rates (reflected in CMS2) rise more than long-term rates (reflected in CMS30), the CMS spread will decrease.

Because CMS30 and CMS2 are market rates and are influenced by many factors, it is impossible to predict the future value of CMS30 or CMS2 or the spread between CMS30 and CMS2.  It is possible that you will receive below-market or no coupon payments for an extended period or even throughout the entire term of the notes following the first year.  You should carefully consider whether an investment that may not provide for any return on your investment after the first year following issuance, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪
The manner in which CMS rates are calculated may change in the future.  The method by which CMS30 and CMS2 are calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS30 and CMS2 or otherwise.  We cannot predict whether the method by which CMS30 or CMS2 is calculated will change or what the impact of any such change might be.  Any such change could affect the value of the CMS spread in a way that has a significant adverse effect on the notes.

▪
Our offering of the notes is not a recommendation of the CMS spread or the underlying indices.  The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the CMS spread and the underlying indices is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the CMS spread or the underlying indices or the stocks that constitute the underlying indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the CMS spread and the underlying indices.  These and other activities of our affiliates may affect the CMS spread or the level of the underlying indices in a way that has a negative impact on your interests as a holder of the notes.

▪
Investing in the notes is not equivalent to investing in either underlying index or the stocks that constitute either underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying index. You will not participate in any appreciation of either underlying index over the term of the notes.

▪
Adjustments to either underlying index may affect the value of your notes. S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, or Russell Investment Group, as publisher of the Russell 2000® Index, may add, delete or substitute the stocks that constitute the respective underlying index or make other methodological changes that could affect the level of the respective underlying index.  S&P Dow Jones Indices LLC or Russell Investment Group may discontinue or suspend calculation or publication of the respective underlying index at any time without regard to your interests as a holder of the notes.

▪
The CMS spread and the levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the interest rate swaps that are used to determine CMS30 and CMS2 and/or in stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks and may adjust such positions during the term of the notes.  Our affiliates also trade the interest rate swaps that are used to determine CMS30 and CMS2 and the stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the CMS spread and/or the levels of the underlying indices in a way that negatively affects the value of the notes.  They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you.  Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes.  If certain events occur, such as the discontinuance of either underlying index or the unavailability of CMS30 or CMS2, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect any coupon payment you receive.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

April 2015	PS-7

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Information About the CMS Spread

The variable coupon payments on the notes are based in part on the CMS spread, which is the difference, or spread, between two constant maturity swap (“CMS”) rates of different maturities—CMS30 and CMS2.

About CMS Rates

A constant maturity swap (“CMS”) rate for a given maturity is, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with that maturity.  A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”).  For example, the 30-year CMS rate at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR.  3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

Many complex economic factors may influence CMS rates, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates over the period of time covered by the applicable CMS rate;

•	current market expectations about inflation over the period of time relevant to the applicable CMS rate;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

Because CMS rates are market rates and are influenced by many factors, it is impossible to predict the future value of any CMS rate.

CMS Curve Notes

The relationship between CMS rates of different maturities (such as CMS30 and CMS2) may be thought of in terms of a CMS rate curve, where maturities are plotted on the x-axis of a graph and the applicable CMS rate is plotted on the y-axis.  The graphs below illustrate hypothetical CMS rate curves and do not represent any actual CMS rate curve.

In normal market conditions, longer-term CMS rates are typically greater than shorter-term CMS rates, as illustrated in the first graph above.  However, CMS rates do not always exhibit this relationship and, at times, longer-term CMS rates may be less than short-term CMS rates, as illustrated in the second graph above.

April 2015	PS-8

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

The relevant contingent rate will depend on changes in the steepness of the CMS rate curve.  If the CMS rate curve steepens, such that the spread between CMS30 and CMS2 becomes greater, the relevant contingent rate will generally increase, subject to the maximum relevant contingent rate.  Conversely, if the CMS rate curve flattens or becomes inverted, such that the spread between CMS30 and CMS2 becomes smaller or negative, the relevant contingent rate will generally decrease, possibly to zero.

The spread between CMS rates of different maturities is influenced by a number of complex economic factors, including those that affect CMS rates generally.  However, the relevant contingent rate will depend not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS30 and CMS2 differently.  For example, if the relevant economic factors lead to a general increase in CMS rates but shorter-term rates (reflected in CMS2) rise more than long-term rates (reflected in CMS30), the CMS spread will decrease.  Conversely, if CMS rates decrease generally but shorter-term rates (reflected in CMS2) decrease by more than long-term rates (reflected in CMS30), the CMS spread will increase.

Although there is no single factor that determines the CMS spread, the CMS spread has historically tended to narrow when short-term interest rates rise.  As with the CMS spread, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance.  However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board.  Accordingly, one significant risk assumed by investors in the notes is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread.  In that event, the relevant contingent rate may decline significantly, possibly to 0%.  It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates.  For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions.  Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors.

Determination of CMS30 and CMS2

A specified CMS rate on any date of determination is the rate for U.S. dollar interest rate swaps with the applicable designated maturity appearing on Reuters page “ISDAFIX1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that date of determination. The “designated maturity” of a specified CMS rate is the time period specified with respect to that specified CMS rate. The “designated maturity” of CMS30 and CMS2 is 30 years and 2 years, respectively. If a rate for CMS30 or CMS2 is not published on Reuters page “ISDAFIX1” (or any successor page as determined by the calculation agent) on any U.S. government securities business day on which the rate for CMS30 and CMS2 is required, then the calculation agent will determine the applicable rate on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a 30-year or 2-year maturity, as applicable, commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. Dollar LIBOR with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the reference banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the applicable rate will be determined by the calculation agent in good faith and using its reasonable judgment.

A “U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

The rate reported on Reuters page “ISDAFIX1” is calculated by ICE Benchmark Administration based on tradeable quotes for interest rate swaps sourced from electronic trading venues.

Historical Information

The CMS spread at 11:00 a.m. (New York time) on April 27, 2015 was 1.624%.

The graph below shows the daily values of the CMS spread for each day such value was available from January 4, 2005 through April 27, 2015 using historical data obtained from Bloomberg, without giving effect to the 0.875% deduction reflected in the calculation of the modified CMS spread.  The relevant contingent rate will be based not on the CMS spread, which is depicted below, but on the modified CMS spread, which is the CMS spread minus 0.875%.  The historical values of the CMS spread should not be taken as an indication of the future values of the CMS spread during the term of the notes.

April 2015	PS-9

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Historical CMS Spread (%) January 4, 2005 to April 27, 2015

Information About the Underlying Indices

The S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.  Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index, including certain risks that are associated with an investment linked to the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on April 27, 2015 was 2,108.92.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 4, 2005 to April 27, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the S&P 500® Index as an indication of future performance.

April 2015	PS-10

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

S&P 500® Index — Historical Closing Levels January 4, 2005 to April 27, 2015

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Russell 2000® Index—License with Russell” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on April 27, 2015 was 1,252.70.

The graph below shows the closing levels of the Russell 2000® Index for each day such level was available from January 4, 2005 to April 27, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

April 2015	PS-11

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Russell 2000® Index — Historical Closing Levels January 4, 2005 to April 27, 2015

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes this treatment is respected.  If you are a U.S. Holder, you will be required to recognize interest income at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  The amount of interest you include in income in each taxable year based on the comparable yield will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes as determined under the projected payment schedule.

Although it is not entirely clear how the comparable yield and projected payment schedule must be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the comparable yield for a note is a rate of 4.116%, compounded monthly, and that the projected payment schedule with respect to a note consists of the following payments:

May 30, 2015	$8.333	May 30, 2019	$3.762	May 30, 2023	$3.051	May 30, 2027	$2.559	May 30, 2031	$2.114
June 30, 2015	$8.333	June 30, 2019	$3.762	June 30, 2023	$3.051	June 30, 2027	$2.559	June 30, 2031	$2.114
July 30, 2015	$8.333	July 30, 2019	$3.762	July 30, 2023	$3.051	July 30, 2027	$2.559	July 30, 2031	$2.114
August 30, 2015	$8.333	August 30, 2019	$3.702	August 30, 2023	$3.014	August 30, 2027	$2.531	August 30, 2031	$2.086
September 30, 2015	$8.333	September 30, 2019	$3.702	September 30, 2023	$3.014	September 30, 2027	$2.531	September 30, 2031	$2.086
October 30, 2015	$8.333	October 30, 2019	$3.702	October 30, 2023	$3.014	October 30, 2027	$2.531	October 30, 2031	$2.086
November 30, 2015	$8.333	November 30, 2019	$3.648	November 30, 2023	$2.980	November 30, 2027	$2.503	November 30, 2031	$2.058
December 30, 2015	$8.333	December 30, 2019	$3.648	December 30, 2023	$2.980	December 30, 2027	$2.503	December 30, 2031	$2.058
January 30, 2016	$8.333	January 30, 2020	$3.648	January 30, 2024	$2.980	January 30, 2028	$2.503	January 30, 2032	$2.058
February 29, 2016	$8.333	February 29, 2020	$3.594	February 29, 2024	$2.943	February 29, 2028	$2.475	February 29, 2032	$2.030
March 30, 2016	$8.333	March 30, 2020	$3.594	March 30, 2024	$2.943	March 30, 2028	$2.475	March 30, 2032	$2.030
April 30, 2016	$8.333	April 30, 2020	$3.594	April 30, 2024	$2.943	April 30, 2028	$2.475	April 30, 2032	$2.030

April 2015	PS-12

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

May 30, 2016	$4.796	May 30, 2020	$3.540	May 30, 2024	$2.907	May 30, 2028	$2.448	May 30, 2032	$2.003
June 30, 2016	$4.796	June 30, 2020	$3.540	June 30, 2024	$2.907	June 30, 2028	$2.448	June 30, 2032	$2.003
July 30, 2016	$4.796	July 30, 2020	$3.540	July 30, 2024	$2.907	July 30, 2028	$2.448	July 30, 2032	$2.003
August 30, 2016	$4.664	August 30, 2020	$3.490	August 30, 2024	$2.871	August 30, 2028	$2.420	August 30, 2032	$1.975
September 30, 2016	$4.664	September 30, 2020	$3.490	September 30, 2024	$2.871	September 30, 2028	$2.420	September 30, 2032	$1.975
October 30, 2016	$4.664	October 30, 2020	$3.490	October 30, 2024	$2.871	October 30, 2028	$2.420	October 30, 2032	$1.975
November 30, 2016	$4.550	November 30, 2020	$3.441	November 30, 2024	$2.837	November 30, 2028	$2.392	November 30, 2032	$1.947
December 30, 2016	$4.550	December 30, 2020	$3.441	December 30, 2024	$2.837	December 30, 2028	$2.392	December 30, 2032	$1.947
January 30, 2017	$4.550	January 30, 2021	$3.441	January 30, 2025	$2.837	January 30, 2029	$2.392	January 30, 2033	$1.947
February 28, 2017	$4.439	February 28, 2021	$3.396	February 28, 2025	$2.809	February 28, 2029	$2.364	February 28, 2033	$1.919
March 30, 2017	$4.439	March 30, 2021	$3.396	March 30, 2025	$2.809	March 30, 2029	$2.364	March 30, 2033	$1.919
April 30, 2017	$4.439	April 30, 2021	$3.396	April 30, 2025	$2.809	April 30, 2029	$2.364	April 30, 2033	$1.919
May 30, 2017	$4.340	May 30, 2021	$3.353	May 30, 2025	$2.781	May 30, 2029	$2.336	May 30, 2033	$1.891
June 30, 2017	$4.340	June 30, 2021	$3.353	June 30, 2025	$2.781	June 30, 2029	$2.336	June 30, 2033	$1.891
July 30, 2017	$4.340	July 30, 2021	$3.353	July 30, 2025	$2.781	July 30, 2029	$2.336	July 30, 2033	$1.891
August 30, 2017	$4.247	August 30, 2021	$3.311	August 30, 2025	$2.754	August 30, 2029	$2.309	August 30, 2033	$1.864
September 30, 2017	$4.247	September 30, 2021	$3.311	September 30, 2025	$2.754	September 30, 2029	$2.309	September 30, 2033	$1.864
October 30, 2017	$4.247	October 30, 2021	$3.311	October 30, 2025	$2.754	October 30, 2029	$2.309	October 30, 2033	$1.864
November 30, 2017	$4.169	November 30, 2021	$3.270	November 30, 2025	$2.726	November 30, 2029	$2.281	November 30, 2033	$1.836
December 30, 2017	$4.169	December 30, 2021	$3.270	December 30, 2025	$2.726	December 30, 2029	$2.281	December 30, 2033	$1.836
January 30, 2018	$4.169	January 30, 2022	$3.270	January 30, 2026	$2.726	January 30, 2030	$2.281	January 30, 2034	$1.836
February 28, 2018	$4.090	February 28, 2022	$3.231	February 28, 2026	$2.698	February 28, 2030	$2.253	February 28, 2034	$1.808
March 30, 2018	$4.090	March 30, 2022	$3.231	March 30, 2026	$2.698	March 30, 2030	$2.253	March 30, 2034	$1.808
April 30, 2018	$4.090	April 30, 2022	$3.231	April 30, 2026	$2.698	April 30, 2030	$2.253	April 30, 2034	$1.808
May 30, 2018	$4.018	May 30, 2022	$3.193	May 30, 2026	$2.670	May 30, 2030	$2.225	May 30, 2034	$1.780
June 30, 2018	$4.018	June 30, 2022	$3.193	June 30, 2026	$2.670	June 30, 2030	$2.225	June 30, 2034	$1.780
July 30, 2018	$4.018	July 30, 2022	$3.193	July 30, 2026	$2.670	July 30, 2030	$2.225	July 30, 2034	$1.780
August 30, 2018	$3.946	August 30, 2022	$3.156	August 30, 2026	$2.642	August 30, 2030	$2.197	August 30, 2034	$1.752
September 30, 2018	$3.946	September 30, 2022	$3.156	September 30, 2026	$2.642	September 30, 2030	$2.197	September 30, 2034	$1.752
October 30, 2018	$3.946	October 30, 2022	$3.156	October 30, 2026	$2.642	October 30, 2030	$2.197	October 30, 2034	$1.752
November 30, 2018	$3.885	November 30, 2022	$3.121	November 30, 2026	$2.615	November 30, 2030	$2.169	November 30, 2034	$1.724
December 30, 2018	$3.885	December 30, 2022	$3.121	December 30, 2026	$2.615	December 30, 2030	$2.169	December 30, 2034	$1.724
January 30, 2019	$3.885	January 30, 2023	$3.121	January 30, 2027	$2.615	January 30, 2031	$2.169	January 30, 2035	$1.724
February 28, 2019	$3.822	February 28, 2023	$3.086	February 28, 2027	$2.587	February 28, 2031	$2.142	February 28, 2035	$1.697
March 30, 2019	$3.822	March 30, 2023	$3.086	March 30, 2027	$2.587	March 30, 2031	$2.142	March 30, 2035	$1.697
April 30, 2019	$3.822	April 30, 2023	$3.086	April 30, 2027	$2.587	April 30, 2031	$2.142	April 30, 2035	$1,001.697

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Upon the sale or exchange of the notes (including retirement upon early redemption or at maturity), you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes increased by interest income previously included on the notes (without regard to the adjustments described above) and decreased by prior payments according to the projected payment schedule.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior net interest inclusions on the note and as capital loss thereafter.

April 2015	PS-13

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

Subject to the discussion in the accompanying prospectus supplement regarding “FATCA,” if you are a Non-U.S. Holder of notes, you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on the sale, exchange, redemption or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $35 for each $1,000 note sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley & Co. LLC, a fixed selling concession of $35 for each note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the CMS spread and/or the closing level of either underlying index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

April 2015	PS-14

Citigroup Inc.
Callable Fixed to Floating Rate Notes Due April 30, 2035 Leveraged CMS Curve Range Accrual Notes Contingent on the Worst Performing of the S&P 500® Index and the Russell 2000® Index

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes, nor the compliance by Citigroup Inc. with the terms of the notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients of Morgan Stanley & Co. LLC may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666). All other clients may contact their local brokerage representative.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2015	PS-15